UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Circuit City Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATEMENT

Reference is made to the Proxy Statement for the June 15, 2004 Annual Meeting of Shareholders of Circuit City Stores, Inc.

Under Item Two—Proposal to Amend the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan, we have described a proposed amendment that would allow designated Senior Officers of the Company to increase the number of shares that may be purchased under the plan as necessary to accommodate the cumulative purchases of common stock under the plan for any calendar year; provided that the maximum number of shares that may be purchased under the plan may not be increased in any calendar year by more than one percent of the common stock then outstanding.

The theoretical potential dilutive impact of this amendment over the ten-year term of the plan is greater than we intend or expect to happen in practice. In order to avoid excessive dilution, we plan to implement a cap on the total number of shares that may be purchased under the plan without further shareholder authorization as follows:

The number of shares currently authorized for purchase under the plan is 18,500,000. As of March 1, 2004, 2,474,454 shares remained available for purchase. Without further shareholder authorization, the number of shares added to the plan under the amendment described above plus the number available for purchase as of March 1, 2004 will not exceed 20,000,000, subject to adjustment for stock dividends, stock splits and other recapitalizations as contemplated in Section 15 of the plan.

CIRCUIT CITY STORES, INC.

May 28, 2004